Exhibit 99.1

Fulton Financial Corporation Names Two to Board of Directors

Company Release - 10/17/2012 16:31

LANCASTER, PA -- (Marketwire) -- 10/17/12 -- Fulton Financial Corporation (NASDAQ: FULT) has named two new members to its board of directors. Denise L. Devine, of Media, PA, and Ernest J. Waters, of York, PA, will join the Fulton Financial board effective December 17, 2012.

As directors, their responsibilities will include appointing and assessing the performance of senior management; reviewing and evaluating the Corporation's financial and operational results; approving its overall strategic direction; and representing the interests of the shareholders.

"Denise and Ernie each have a tremendous amount of relevant experience in many aspects of business strategy, finance and organizational management," said

R. Scott Smith, chairman and CEO. "We look forward to adding their perspective and insight to the board's discussions."

Denise L. Devine is founder and Chief Executive Officer of Nutripharm, Inc., a company that has generated a portfolio of composition and process patents to create innovative natural food, beverage, pharmaceutical and nutraceuticeutical products that facilitate optimal nutrition and lifelong health. She is also founder and CEO of an affiliate company, Froose Brands, LLC, which is dedicated to developing and marketing convenient and natural beverage and snack solutions for the healthy growth and development of children.

Devine's previous business experience includes serving in executive positions at Campbell Soup Company, as the chief financial officer of Energy Solutions International, and as a tax supervisor at Arthur Andersen and Co.

Devine, who is a Certified Public Accountant, received a B.S. degree in Accounting and a M.S. degree in Taxation from Villanova. She also received an M.B.A. from the Wharton School of the University of Pennsylvania. Devine is active in a variety of community and professional organizations.

Ernest Waters retired from Metropolitan Edison Company, a FirstEnergy Corp. company, where he served as area vice president and area manager. Prior to joining the Metropolitan Edison Company, Waters was a public accountant and business consultant in Philadelphia. He is a member of the American Institute of Certified Public Accountants.

Waters also serves on the board of directors of Fulton Bank, N.A., Fulton Financial Corporation's largest banking subsidiary.

Waters, a Certified Public Accountant, received his B.A. from Temple University and his M.B.A. from the University of Pittsburgh. He has served in a number of leadership roles in local community and nonprofit organizations.

Fulton Financial Corporation, a $16.3 billion Lancaster, Pa.-based financial holding company, has approximately 3,850 employees and operates 273 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six affiliate banks.

Contact:
Laura Wakeley
Office: 717-291-2616